Preclinical Study Shows Valeritas Proprietary h-Patch™ Wearable Delivery Device an Effective Option for Continuous Infusion of Apomorphine

- Parkinson’s Disease Therapeutic Apomorphine Delivery via the h-Patch™ Offers Advantages Over
Subcutaneous Injections and Bulky Belt-worn Pump Devices -
- Company Plans to Explore Partnering Opportunities with Apomorphine Therapeutics Companies -

BRIDGEWATER, N.J., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, which uses its proprietary h-Patch™ technology, announced today positive results from a preclinical pharmacokinetic (PK) study of apomorphine (Apo) subcutaneous infusion delivered via its h-Patch™ wearable drug delivery device.
Valeritas’ h-Patch™ is a drug delivery technology that can facilitate the simple and effective subcutaneous delivery of injectable medicines to patients across a broad range of therapeutic areas. The Company’s V-Go® is the first FDA-approved product that utilizes the h-Patch™ technology.  To date, more than 20 million V-Go insulin delivery devices have been sold in the United States.
Treatment of advanced Parkinson’s disease (PD) remains challenging, with fluctuations in motor status often resulting in patients becoming severely handicapped. The magnitude and pattern of the motor response to a single dose of subcutaneously administered Apo are qualitatively comparable to that of oral levodopa; however, side effects of oral dosing (nausea, vomiting, etc.) can be problematic. Close to a dozen clinical studies have shown subcutaneous Apo infusions are successful in aborting “off” periods, reducing dyskinesias and improving PD motor scores with the added benefit of a substantial levodopa-sparing effect. However, bulky infusion pumps requiring delivery of relatively large volumes of therapeutics remain a barrier to the development of therapeutic products that are patient and caregiver friendly.
The study showed Apo levels were detected in blood within two hours of the beginning of h-Patch™ subcutaneous infusion with a gradual decline after completion of infusion (24-hours). The wearable h-Patch™ represents a patient-friendly subcutaneous delivery mechanism for Apo providing the benefits of a full 24-hour infusion of low dose Apo to eliminate “off” periods and improve motor status without tolerability issues seen with subcutaneous injections. Results of the study will be submitted for presentation at a major medical conference in 2019.
"Drug delivery for CNS disorders is still a significant barrier for optimizing new and old drugs,” said Dr. Santosh Kesari, current Chair and Professor of Translational Neurosciences and Neurotherapeutics at the John Wayne Cancer Institute and Pacific Neuroscience Institute. “This study highlights a new subcutaneous delivery of an old drug (apomorphine) which is commonly used in Parkinson’s disease. However, oral dosing of the drug has limitations in terms of peak and trough dosing. The easy h-Patch™ subcutaneous delivery approach in this study may offer a more consistent dose throughout the day, which may help to reduce peak and tough side effects and improve functionality and quality of life.”
“Valeritas continues to demonstrate the versatility of, and opportunities for its h-Patch™ technology beyond insulin delivery,” said John Timberlake, President and Chief Executive Officer of Valeritas. “The h-Patch™ is a demonstrated patient-friendly, cost-effective, and powerful delivery method for a variety of therapeutics which we believe is ideal for subcutaneous delivery of apomorphine. We are exploring partnering opportunities with companies who could benefit from utilizing the h-Patch to deliver their therapeutics and which could generate future cash and revenue sources for Valeritas to support the company’s primary business with V-Go in the multi-billion dollar diabetes market.”
About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin

Delivery device, which utilizes the h-Patch™ technology, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today, specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.
Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth; the effects of the reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of Apo is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements; our statements that subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and other potential benefits of the h-Patch™ technology to deliver Apo is based on third-part clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of Apo via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’  collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of Apo through the h-Patch™ technology before  the product can be commercialized, which can be a lengthy, and uncertain process. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.
Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com
Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com